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                        [LOGO OF METLIFE INVESTORS(R)]

               METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA
                          [22 Corporate Center Drive
                           Newport Beach, CA 92660]

LIFETIME GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider's provisions will remain part of the Contract until terminated in accordance with the provisions below.

This Rider amends the Contract by adding the following:

LIFETIME GUARANTEED WITHDRAWAL BENEFIT (LIFETIME GWB)

For purposes of this Rider "You" refers to the Owner of the contract, or to the oldest Joint Owner, or to the Annuitant if the Owner is a non-natural person.

This Rider guarantees that the total payments that You or Your beneficiary will receive from the Contract over time will at least equal the Total Guaranteed Withdrawal Amount (defined in Section 1 below), provided that withdrawals from your Contract do not exceed the Annual Benefit Payment (defined in Section 4 below) each Contract Year.

If the first withdrawal from the Contract is made on or after You have attained the Minimum Lifetime Income Age shown on the Contract Schedule, this Rider provides a guaranteed income for Your life, in an amount equal to the Annual Benefit Payment each year.

1.  TOTAL GUARANTEED WITHDRAWAL AMOUNT

The Total Guaranteed Withdrawal Amount is the minimum amount that You or Your beneficiary are guaranteed to receive from the Contract over time, provided that withdrawals from Your Contract do not exceed the Annual Benefit Payment (defined in Section 4 below) each Contract Year.

The Total Guaranteed Withdrawal Amount is also the amount to which the Lifetime GWB Rider Charge is applied.

Your initial Total Guaranteed Withdrawal Amount, as of the date of issue of this rider, is equal to Your initial Purchase Payment.

Effect of Additional Purchase Payments
______________________________________

The Total Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Total Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount specified on the Contract Schedule.

Effect of Withdrawals
_____________________

The Total Guaranteed Withdrawal Amount will not be reduced for withdrawals if
                                            ___
such withdrawals do not exceed the Annual Benefit Payment in any contract year.

If a withdrawal results in cumulative withdrawals for the current Contract Year exceeding the Annual Benefit Payment, the Total Guaranteed Withdrawal Amount will be reduced by an amount equal to the difference between the Total Guaranteed Withdrawal Amount after the withdrawal and the Account Value after the withdrawal (if lower).

Compounding Income Amount
_________________________

On each Contract Anniversary until the earlier of a) the date the first withdrawal is taken or b) the Compounding Income Period End Date shown on the Contract Schedule, the Total Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Contract Schedule multiplied by the Total Guaranteed Withdrawal Amount that is in effect before such increase.

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The Total Guaranteed Withdrawal Amount may also increase as a result of an
Automatic Step-up (as described in Section 5 below).

2.  REMAINING GUARANTEED WITHDRAWAL AMOUNT

The Remaining Guaranteed Withdrawal Amount is the remaining amount that You or Your beneficiary are guaranteed to receive from the Contract over time.

Your initial Remaining Guaranteed Withdrawal Amount, as of the date of issue of this Rider, is equal to the initial Total Guaranteed Withdrawal Amount.

Effect of Additional Purchase Payments
______________________________________

The Remaining Guaranteed Withdrawal Amount will be increased by the amount of each Purchase Payment made. However, the Remaining Guaranteed Withdrawal Amount may not be increased above the Maximum Benefit Amount specified on the Contract Schedule.

Effect of Withdrawals
_____________________

The Remaining Guaranteed Withdrawal Amount will be decreased by the amount of each withdrawal from your Contract (including any applicable Withdrawal Charges).

If a withdrawal results in cumulative withdrawals for the current Contract Year exceeding the Annual Benefit Payment, an additional reduction to the Remaining Guaranteed Withdrawal Amount may be made. This additional reduction will be equal to the difference between the Remaining Guaranteed Withdrawal Amount after the withdrawal and the Account Value after the withdrawal (if lower).

Compounding Income Amount
_________________________

On each Contract Anniversary until the earlier of a) the date the first withdrawal is taken or b) the Compounding Income Period End Date shown on the Contract Schedule, the Remaining Guaranteed Withdrawal Amount will be increased by an amount equal to the Compounding Income Percentage shown on the Contract Schedule multiplied by the Remaining Guaranteed Withdrawal Amount that is in effect before such increase.

The Remaining Guaranteed Withdrawal Amount may also be increased as a result of an Automatic Step-up (as described in Section 5 below).

3.  ANNUAL BENEFIT PAYMENT

The Annual Benefit Payment is the maximum amount that may be withdrawn in any contract year without potentially incurring a reduction to the Total Guaranteed Withdrawal Amount (as described above) and an additional reduction to the Remaining Guaranteed Withdrawal Amount (as described above).

Your initial Annual Benefit Payment equals the GWB Withdrawal Rate shown on the Contract Schedule multiplied by the initial Total Guaranteed Withdrawal Amount.

Each time the Total Guaranteed Withdrawal Amount is increased or reduced as described in Section 1 above, the Annual Benefit Payment will be recalculated to equal the GWB Withdrawal Rate multiplied by the newly recalculated Total Guaranteed Withdrawal Amount.

If this Contract is a Qualified Distribution Program (defined in Section 4 below), after your first Contract Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

MLIC-690-3 (6/06)

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4.  QUALIFIED DISTRIBUTION PROGRAM

Your Contract is a Qualified Distribution Program if:

    1) This Rider is made part of a Contract subject to the requirements of
       Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

    2) You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under
       Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from Your Contract automatically when you enroll in Our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other account balances from other funding vehicles. If you do not enroll in Our automatic minimum distribution service, required minimum distribution withdrawals under Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and Your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

Withdrawals intended to satisfy Section 72(t) or (q) of the Code, or from non-qualified or Roth IRA Contracts are not considered to be withdrawn from a Qualified Distribution Program.

5.  AUTOMATIC STEP-UP

On each Automatic Step-up Date shown on the Contract Schedule, a step-up will occur automatically provided that the Account Value exceeds the Total Guaranteed Withdrawal Amount immediately before the step-up, and provided that Your attained age does not exceed the Maximum Automatic Step-up Age shown on the Contract Schedule.

The Automatic Step-up will:

       a) reset the Total Guaranteed Withdrawal Amount and the Remaining Guaranteed Withdrawal Amount to the Account Value on the date of the step-up, subject to the Maximum Benefit Amount specified on the Contract Schedule.

       b) reset the Annual Benefit Payment equal to the GWB Withdrawal Rate multiplied by the Total Guaranteed Withdrawal Amount after the step-up, and

       c) reset the Lifetime GWB Rider Charge to the Charge applicable to contract purchases at the time of step-up, subject to the Maximum Rider Charge.

In the event that the Charge applicable to contract purchases at the time of step-up exceeds your current Lifetime GWB Rider Charge, you will be notified in writing a minimum of 30 days in advance of the applicable Automatic Step-up Date, and be informed that you may elect to decline the automatic step-up. If you elect to decline the automatic step-up, you must respond in writing to our Annuity Service Office no less than seven calendar days prior to the applicable GWB Automatic Step-up Date. Once you notify us of your decision to decline the automatic step-up, you will no longer be eligible for future automatic step-ups until you notify us in writing that you wish to reinstate automatic step-ups. This reinstatement will take effect at the next Automatic Step-up Date.

6.  ALLOCATION AND TRANSFER PROVISIONS

While this rider is in-force, we may require all allocations or transfers to be limited to the Lifetime GWB Subaccounts shown on the Contract Schedule and any other accounts included by rider.

7.  LIFETIME GWB RIDER CHARGE

On each Contract Anniversary, the Lifetime GWB Rider Charge shall be deducted from your Account Value. This charge is equal to the Lifetime GWB Fee Rate shown on the Contract Schedule multiplied by the Total Guaranteed Withdrawal Amount on such Contract Anniversary (after applying any Compounding Income Amount, and before taking into account any Automatic Step-up occurring on such Contract Anniversary.)

The initial Lifetime GWB Fee Rate is shown on the Contract Schedule. The GWB Fee Rate may only be changed as a result of an Automatic Step-up (see
Section 5).

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If the Lifetime GWB rider terminates (except for a termination due to death or cancellation), a pro rata portion of the Lifetime GWB Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of Termination.

The Lifetime GWB Rider Charge will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Account Value allocated to any other accounts included by Rider) in the ratio the portion of the Account Value in such Subaccount (and/or other account) bears to the total Account Value.

8.  CANCELLATION/GUARANTEED PRINCIPAL ADJUSTMENT

You may elect to cancel this Rider, in accordance with our administrative procedures, during the Lifetime GWB Cancellation Window Periods, if any, specified on the Contract Schedule. A cancellation during a Lifetime GWB Cancellation Window Period will take effect upon receipt of such cancellation notice at our Annuity Service Office. If cancelled, this Rider will terminate and we will no longer deduct the Lifetime GWB Rider Charge and the limitations relating to the Lifetime GWB Subaccounts described above in Section 6 will no longer apply.

Upon cancellations taking place after the Guaranteed Principal Adjustment Eligibility Date specified on the Contract Schedule, if (a) exceeds (b) as defined below, then upon cancellation, a Guaranteed Principal Adjustment equal to (a) - (b) will be added to the Account Value. The Guaranteed Principal Adjustment will be added to each applicable Subaccount in the ratio that the Account Value in such Subaccount bears to the total Account Value in all Subaccounts.

     (a) is Purchase Payments credited within 120 days of the Issue Date reduced proportionately by the Percentage Reduction in Account Value attributable to any partial withdrawals taken.

     (b) is the Account Value on the date of cancellation.

The Guaranteed Principal Adjustment will never be less than zero.

9.  EFFECT ON DEATH BENEFIT

An additional death benefit amount will be calculated which will be equal to total Purchase Payments less any partial withdrawals. If this death benefit amount is greater than the death benefit provided by your Contract, and if withdrawals in each contract year do not exceed the Annual Benefit Payment, then this death benefit amount will be available instead of the death benefit provided by the contract. All other provisions of your Contract's death benefit will apply.

10. TERMINATION OF RIDER

The Lifetime Guaranteed Withdrawal Benefit Rider will terminate upon the earliest of:

    a) The date you make a full withdrawal of your Account Value;

    b) The date there are insufficient funds to deduct the Lifetime GWB Rider Charge from your Account Value;

    c) Death of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) unless the contract is issued under the Joint Life version and is continued under the spousal continuation provisions of the contract;

    d) The date you apply all of your Account Value to an Annuity Option;

    e) The effective date of the cancellation of the rider

    f) Change of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) for any reason, subject to our Administrative Procedures; or

    g) Termination of the Contract to which this Rider is attached.

11. EFFECT OF RIDER TERMINATION

(a) If the rider terminates under Section 10(a) or 10(b) because the Account Value Reduces to Zero and first withdrawal from the Contract was made prior to Minimum Lifetime Income Age
    ______________________________

If the Account Value is reduced to zero because you make a full withdrawal that does not exceed your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from your Account Value, and the first withdrawal from the Contract was made prior to the Minimum Lifetime Income Age, the Company will make

MLIC-690-3 (6/06)

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monthly payments to you until the Remaining Guaranteed Withdrawal Amount is depleted. These payments may be at any other frequency acceptable to you and us, but not less frequently than annually, and shall be equal in amount, except for the last payment which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Amount to zero. The total annual payment will not exceed the Annual Benefit Payment. If You die while these payments are being made, payments will continue to your beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

(b) If the rider terminates under Section 10(a) or 10(b) because the Account Value Reduces to Zero and first withdrawal from the Contract was made on or after Minimum Lifetime Income Age
    _________________________________

If the Account Value is reduced to zero because you make a full withdrawal that does not exceed your Annual Benefit Payment, or because there are insufficient funds to deduct the Lifetime GWB Rider Charge from your Account Value, and the first withdrawal from the Contract was made on or after the Minimum Lifetime Income Age, the Company will make monthly payments to You for the remainder of Your life. These payments may be at any other frequency acceptable to you and us, but not less frequently than annually, and shall be equal in amount. The total annual payment will not exceed the Annual Benefit Payment. If You die before the Remaining Guaranteed Withdrawal Amount is depleted, payments will continue to your beneficiary until the Remaining Guaranteed Withdrawal Amount is reduced to zero.

If the Joint Life version of this Rider was elected, payments will continue to Your spouse for the remainder of Your spouse's life if your spouse is the primary beneficiary on the Contract and if your spouse's attained age at the date of your death is at least equal to the Minimum Lifetime Income Age.

(c) Rider Terminates Due to Death under Section 10(c)
    _________________________________________________

If this Rider terminates as a result of Your death, your beneficiary may elect a GWB Death Benefit in lieu of all other death benefits provided by this Contract. The GWB Death Benefit will be to pay the Remaining Guaranteed Withdrawal Amount to your beneficiary in monthly payments or at any frequency acceptable to your beneficiary and us (but not less frequently than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Remaining Guaranteed Withdrawal Benefit Amount to zero. Except to the extent required under Federal income tax law, the total annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, the payments will continue to the beneficiary's estate unless such other designee has been agreed to by us in writing. Should your beneficiary choose to take one of the other death benefits provided by this Contract, no benefit shall be payable under this Rider.

The Company reserves the right to accelerate any payment that is less than $500. Also, the Company will accelerate payments if needed in order to comply with Internal Revenue Service minimum distribution requirements if this rider is made part of a contract subject to the requirements of section 401(a)(9) of the Code and the regulations thereunder (including a Roth IRA annuity after the death of the Owner). All other rights under your Contract will cease.

If this Rider is attached to a non-qualified annuity contract under Federal income tax law, any death benefit hereunder must be paid out over a time period and in a manner that satisfies section 72(s) of the Code. If the Owner (or the Annuitant, where the Owner is not a natural person) dies prior to the "annuity starting date" (as defined under the Code and regulations there under), the period over which the GWB Death Benefit is paid cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the GWB death benefit must be paid out within 5 years from the date of death. Payments under the GWB death benefit must begin within 12 months following the date of the above referenced death.

If this Rider terminates under Section 10 (d), (e), (f), or (g) no further benefits will be payable under this Rider.

12. SPOUSAL CONTINUATION

If the Joint Life version of this Rider is elected, then if a surviving spouse continues the contract under the Spousal Continuation provisions of the contract, and this Rider is in effect at the time of the continuation then the same terms and conditions that applied to the owner under this rider will continue to apply to the surviving spouse subject to the following:

If the surviving spouse's attained age at the time of continuation is less than the Minimum Lifetime Income Age, the spouse is guaranteed to receive income until the Remaining Guaranteed Withdrawal Amount is depleted.

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If the surviving spouse's attained age at the time of continuation is greater than the Minimum Lifetime Income Age, the spouse is guaranteed to receive income for the remainder of their life.

13. COMPLIANCE WITH TAX CODE

This Rider will be interpreted and administered in accordance with Code
Section 72(s) if it is made part of a non-qualified annuity Contract; and in accordance with Code Section 401(a)(9) (including Code Section 401(a)(9)(B)) and the regulations thereunder if made part of a Qualified Contract.

We reserve the right to amend this rider where necessary to comply with the Code (including, but not limited to Code Section 72(s) or Code
Section 401(a)(9)).

MetLife Investors Insurance Company of California has caused this Rider to be signed by its President and Secretary.

[/s/ Richard C. Pearson Secretary]     [/s/ [ILLEGIBLE] President]

MLIC-690-3 (6/06)